Exhibit 10.2

FORM OF

AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

This Amended and Restated Executive Severance Agreement (the “Agreement”), entered into effective as of December 31, 2007 between Genzyme Corporation, a Massachusetts corporation with its principal executive offices at 500 Kendall Street, Cambridge, Massachusetts 02142, including its subsidiaries and affiliates (collectively, the “Company”), and Name (the “Executive”) residing at Address, amends and restates in its entirety the Executive Severance Agreement dated Date of Prior Agreement between the Company and the Executive (the “Prior Agreement”).

The Compensation Committee (the “Committee”) of the Board of Directors of Genzyme Corporation (the “Board”) has determined that it is in the best interests of the Company and its stockholders to ensure the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 3(i) hereof) of Genzyme Corporation. The Committee believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with severance benefits in certain circumstances after a Change in Control that provide the Executive with individual financial security and, in order to accomplish these objectives the Committee, pursuant to the authority delegated to it by the Board, has caused the Company to enter into this Agreement.

Accordingly, the parties agree as follows:

1.             Severance Benefits. In consideration of (i) the Executive’s continued employment with the Company; and (ii) the Executive’s agreement set forth in Section 3(iv) hereof, the Executive will be entitled to the benefits provided under this Agreement after a Change in Control (as defined in Section 3(i) hereof) and under the circumstances described below.

2.             Term of Agreement. This Agreement is effective as of the date specified above and will continue in effect through December 31, 2008. Commencing on December 31, 2008 and on each December 31 thereafter, the term of this Agreement will be extended automatically for one additional year unless, not later than September 30 of that year, the Company notifies the Executive that it does not wish to extend this Agreement. The Company may not, however, notify the Executive during the pendency of a Potential Change in Control that this Agreement will not be renewed. Any references herein to the “term” of this Agreement shall include both the initial term and any renewal terms. If a Change in Control occurs during the term of this Agreement, this Agreement will continue in effect for thirty-six (36) months after the month in which the Change in Control occurred; provided that this Agreement shall terminate automatically upon the Executive’s Date of Termination, subject to the last sentence of Section 9 hereof.

3.             Change in Control; Potential Change in Control.

(i)  No benefits are payable under this Agreement unless there shall have been a Change in Control of Genzyme Corporation followed by a Separation from Service of the Executive as described in Section 5(ii) hereof. For purposes of this Agreement, a “Change in Control” means any of the following:

(A)  any “person” (as defined below), other than Genzyme Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of Genzyme Corporation or a corporation owned, directly or indirectly, by the stockholders of Genzyme Corporation in substantially the same proportions as their ownership of stock of Genzyme Corporation, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities of Genzyme Corporation representing 50% or more of the combined voting power of Genzyme Corporation’s then outstanding securities;

(B)  during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Genzyme Corporation to effect a transaction described in paragraphs (A), (C) or (D) of this Section 3(i)) whose election by the Board or nomination for election by the Board or by the stockholders of Genzyme Corporation was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (such directors in office from time to time, the “Continuing Directors”), cease for any reason to constitute a majority thereof;

(C)  there is consummated a merger, share exchange or consolidation of Genzyme Corporation with any other corporation or business entity or the sale or other disposition of all or substantially all of Genzyme Corporation’s assets (each, a “Business Combination”), other than (1) a Business Combination that would result in the voting securities of Genzyme Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of Genzyme Corporation or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of Genzyme Corporation’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (2) a merger, share exchange or consolidation effected to implement a recapitalization of Genzyme Corporation (or similar transaction) following which no person is or becomes the beneficial owner of 50% or more of the combined voting power of Genzyme Corporation’s then outstanding securities; or

(D)  the stockholders of Genzyme Corporation approve a plan of complete liquidation of Genzyme Corporation.

(ii) For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if:

(A)  Genzyme Corporation enters into an agreement with any person, the consummation of which would result in the occurrence of a Change in Control;

(B)  any person, including Genzyme Corporation, publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control, unless the Board adopts a resolution in good faith setting forth its determination that such announcement is not sufficiently credible to constitute a Potential Change in Control for purposes of this Agreement;

(C)  any person, other than Genzyme Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of Genzyme Corporation or a corporation owned, directly or indirectly, by the stockholders of Genzyme Corporation in substantially the same proportions as their ownership of stock of Genzyme Corporation (1) is or becomes the beneficial owner, (2) discloses directly or indirectly to Genzyme Corporation or publicly a plan or intention to become the beneficial owner, or (3) makes a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to securities to become the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the outstanding voting securities of Genzyme Corporation; or

(D)  the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Genzyme Corporation has occurred.

(iii) For purposes of this Section 3, “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “beneficial owner” shall have the same meaning as when used in Rule 13d-3 under the Exchange Act.

(iv) The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, he or she will remain in the employ of the Company until at least the earliest of (A) a date which is one (1) year after the occurrence of such Potential Change in Control, (B) the termination of the Executive’s employment by reason of death, (C) the date of the occurrence of a Change in Control, or (D) the determination in good faith by the Board that the event creating the Potential Change in Control has ceased to exist.

4.             Separation from Service Following Change in Control.

(i) In General. If any of the events described in Section 3(i) constituting a Change in Control occur during the Executive’s employment with the Company and while this Agreement is in effect, the Executive will be entitled to the benefits provided in Section 5(ii) upon a Separation from Service (as defined below) of the Executive during the term of this Agreement (A) by the Company without

Cause, or (B) by the Executive for Good Reason. For the avoidance of doubt, if the Executive experiences a Separation from Service because it is reasonably anticipated that the Executive will no longer perform services for the Company or that the level of bona fide services performed by the Executive for the Company will permanently decrease to less than 20% of the average level of bona fide services performed over the 36-month period (or the full period of services of the Executive if employed less than 36 months) immediately before that date, the Executive shall not be entitled to the benefits provided in Section 5(ii) upon that, or a subsequent, Separation from Service, unless such reasonable anticipation is caused by actions of the Company giving the Executive the right to provide notice of a Separation from Service for Good Reason, as defined in Section 4(iii).

(ii) Cause. Separation from Service for “Cause” shall mean Separation from Service upon (A) the willful and continued failure by the Executive to substantially perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by him or her for Good Reason (as defined below)) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that he or she has not substantially performed his or her duties, or (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in this Section and specifying the particulars thereof in detail.

(iii) Good Reason. For purposes of this Agreement, Separation from Service for Good Reason shall have the same meaning as the safe harbor set forth in Section 409 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations §1.409A-1(n)(2). Any amendments or revisions made to such safe harbor by the Internal Revenue Service (“IRS”) and any interpretations of such safe harbor announced by the IRS after the effective date of this Amended and Restated Agreement shall automatically be incorporated herein at the time such amendments, revisions or interpretations become effective. As of the effective date of this Amended and Restated Agreement, the safe harbor Separation from Service for Good Reason means Separation from Service during the two (2) year period following a Change in Control and the initial existence of one or more of the following conditions arising without the Executive’s consent:

(1)     a material diminution in the Executive’s annual base compensation;

(2)     a material diminution in the Executive’s authority, duties, or responsibilities;

(3)     a material diminution in the authority, duties, or responsibilities of the Executive’s supervisor to whom the Executive is required to report;

(4)     a material change in the budget over which the Executive retains authority;

(5)       a material change in the geographic location where the Executive is required to perform services for the Company, from the Company’s offices at which he or she was principally employed except for required travel on the Company’s business to an extent substantially consistent with his or her present business travel obligations;

(6)     any other action or inaction that constitutes a material breach by the Company of this Agreement.

In all instances described above, the Executive must give the Company notice of the existence of the material diminution, change or breach described above within 90 days after the initial existence of the material diminution, change or breach, and the Company will have 30 days to remedy the material diminution, change or breach. A Separation from Service for Good Reason does not occur if the material diminution, change or breach is remedied. If the Company does not remedy the material diminution, change or breach, the Separation from Service for Good Reason shall occur on the 31st day after receiving notice from the Executive.

(iv) Notice of Termination. Any purported termination of the Executive’s employment by the Company or by the Executive following a Change in Control or while a Potential Change in Control is pending, shall be communicated by written Notice of Termination to the other party hereto in accordance with Sections 4 and 8 hereof. A “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(v) Date of Termination, Etc. “Date of Termination” means if the Executive’s employment is terminated pursuant to Section 4(ii) or (iii) above, the date specified in the Notice of Termination shall not be less than thirty (30) days nor more than sixty (60) days from the date such Notice of Termination is given; provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award; and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the foregoing sentence, if the Executive is entitled to the benefits provided in Section 5(ii) upon a Separation of Service, such benefits will be paid to the Executive no later than March 15th of the calendar year following the calendar year in which such Notice of

Termination is given. During the pendency of any such dispute, (1) the Executive shall not be required to report for work or otherwise continue to perform his or her duties with the Company and (2) the Company will continue to pay to the Executive his or her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and, to the extent permissible by law, continue the Executive and his or her dependents as a participant in all compensation, benefit and insurance plans in which he or she or they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 4(v). Amounts paid under this Section 4(v) are in addition to all other amounts due under this Agreement and shall not reduce any other amounts due under this Agreement.

(vi) Separation from Service. For purposes of this Agreement, “Separation from Service” shall have the same meaning as the definition set forth in Section 409 of the Code, and the Treasury regulations §1.409A-1(h)(1)(i). Any amendments or revisions made to such definition by the IRS and any interpretations of such definition announced by the IRS after the effective date of this Amended and Restated Agreement shall automatically be incorporated herein at the time such amendments, revisions or interpretations become effective. “Separation from Service” means, regardless of the Date of Termination, the date on which the Executive retires, dies, or otherwise has a termination of employment with the Company, including the date it is reasonably anticipated that the Executive will no longer perform services for the Company or that the level of bona fide services performed by the Executive for the Company will permanently decrease to less than 20% of the average level of bona fide services performed over the 36-month period (or the full period of services of the Executive if employed less than 36 months) immediately before that date. But if the Executive has a bona fide leave of absence such that there is a reasonable expectation that the Executive will return to perform services for the Company, Separation of Service will occur on the first day following a six-month leave period unless the Executive retains the right to return to employment with the Company by statute or contract. Notwithstanding the foregoing sentence, for a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six months or longer, Separation from Service will occur on the first day following the 29-month period of leave if the impairment causes the Executive to be unable to perform the duties of his or her position or any substantially similar position.

5.             Compensation Upon Separation from Service Following a Change in Control. The Executive will be entitled to the following benefits after a Change in Control under the circumstances described in this Section. To the extent that any of these benefits are subject to Section 409A of the Code and the Treasury regulations thereunder (“Treas. Reg.”) and the Executive is a “specified employee” pursuant to Treas. Reg. §1.409A-1(i) at Separation from Service (as defined in Section 4(vi)), such benefits will not be paid to the Executive before the six-month period that immediately follows the Executive’s Separation from Service. Any such suspended benefits will be paid immediately after the expiration of such six month period in a lump sum.

(i) Voluntary Separation from Service, Involuntary Separation from Service for Cause, or Death. If the Executive experiences a Separation from Service by death, by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay him or her, within 60 days after Separation from Service, his or her full base salary through the Separation from Service at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he or she is entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

(ii) Good Reason Separation from Service, Involuntary Separation from Service Other Than for Cause. If the Executive experiences a Separation from Service after a Change in Control (a) by the Company without Cause, or (b) by the Executive for Good Reason, then he or she will be entitled to the benefits described below:

(A) the Company shall pay the Executive, within 60 days after Separation from Service, his or her full base salary through the Separation from Service at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he or she is entitled under any compensation or benefit plan of the Company, at the time such payments are due, except as otherwise provided below;

(B) in lieu of any further salary payments to the Executive for periods subsequent to the Separation from Service, the Company shall pay, not later than March 15 of the calendar year following the calendar year in which Separation from Service occurs, as severance pay to the Executive a lump sum severance payment (together with the payments provided in paragraphs (D), (E), and (F) below, the “Severance Payments”) equal to two (2) times the sum of (1) the greater of (a) his or her annual rate of base salary in effect on the Separation from Service or (b) his or her annual rate of base salary in effect immediately prior to the Change in Control and (2) the greatest of (a) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Separation from Service, (b) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Change in Control, (c) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Separation from Service, or (d) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Change in Control;

(C) the Company shall also pay to the Executive, within thirty (30) days after any such fees or expenses are incurred and substantiated to the Company, all legal fees and expenses incurred by him or her as a result of or in connection with termination of employment, including all such fees and expenses, if any, incurred in contesting or disputing the termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined by arbitration, in accordance with Section 12 of this Agreement, to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of Sections 4999 and 409A of the Code, to any payment or benefit provided hereunder, provided that such fees and expenses incurred and reimbursed in one calendar year will not impact fees or expenses eligible for reimbursement in another calendar year;

(D) for a twenty-four (24) month period after Separation from Service, the Company shall arrange to provide, at its cost, the Executive and his or her dependents with life, disability, accident and health insurance benefits substantially similar to those which he or she and they are receiving immediately before the Separation from Service. Benefits otherwise receivable by the Executive pursuant to this Section 5(ii)(D) shall be reduced to the extent comparable benefits are actually received by him or her from a subsequent employer during the twenty-four (24) month period following his or her Separation from Service, and any such benefits actually received by him or her shall be reported to the Company;

(E) in addition to the retirement benefits to which the Executive is entitled under the provisions of the Company’s defined benefit plans (the “Benefit Plans”), any supplemental defined benefit retirement or excess defined benefit plan maintained by the Company or any of its subsidiaries or any successor plans thereto (hereinafter collectively referred to as the “Pension Plans”), the Company shall pay the Executive, not later than March 15 of the calendar year after Separation from Service, in cash a lump sum equal to the excess of (a) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the second anniversary of the Separation from Service, whichever annuity the actuarial equivalent of which is greatest) which the Executive would have accrued under the terms of the Pension Plans (without regard to the limitations imposed by Section 401(a)(17) of the Code, any temporary freeze on benefit accruals under the Pension Plans pursuant to Internal Revenue Service Notice 88-131 or any amendment to the Pension Plans made subsequent to a Change in Control and on or prior to the Separation from Service, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive was fully vested thereunder and had continued to be employed by the Company (after the Separation from Service) for twenty-four (24) additional months and as if he or she had accumulated twenty-four (24) additional months of compensation (for purposes of determining his or her pension benefits thereunder), each in an amount equal to the sum of the amounts determined under clauses (1) and (2) of Section 5(ii)(B) hereof over (b) the actuarial equivalent of the vested retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the Separation from Service, whichever annuity the actuarial equivalent of which is greatest) which the Executive had then accrued pursuant to the provisions of the Pension Plans. For purposes of this Section, “actuarial equivalent” shall be determined using the same actuarial assumptions utilized in determining the amount of alternate forms of benefits under the Benefit Plans immediately prior to the Change in Control;

(F) should the Executive move his or her residence in order to pursue other business opportunities within one (1) year after the Separation from Service, the Company shall pay him or her, within thirty (30) days after such expenses are incurred and substantiated to the Company, an amount equal to the reasonable expenses incurred by him or her in connection with such relocation (including expenses incurred in selling his or her home to the extent such expenses were customarily reimbursed by the Company to transferred executives prior to the Change in Control) and which are not reimbursed by another employer; and

(G) the Company shall pay, within thirty (30) days after such fees and expenses are incurred and substantiated to the Company, all fees and expenses of any executive recruiting, counseling or placement firm selected by the Executive for the purpose of seeking new employment within one (1) year of the Separation from Service, provided that such cost shall not exceed $30,000.00.

(iv) Amounts payable to the Executive shall be reduced as set forth below.

(A) For purposes of this Section 5(iv), (1) “Payment” shall mean any Payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (2) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 5(iv)); (3) “Net After Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive’s taxable income for the immediately preceding taxable year; (4) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (5) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

(B) Anything in this Agreement to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or a successor accounting firm of national reputation (the “Accounting Firm”) shall determine the receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

(C) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company will promptly notify the Executive and provide a copy of the detailed calculation. In determining the Reduced Amount, the Company will reduce or eliminate the Agreement Payment or Payments in the following order:

(1)           the portion denominated and payable in cash (other than “24(c) Payments”), such as Severance Payments;

(2)           the portion payable in-kind, such as insurance coverage, or in cash as a reimbursement, such as for outplacement, legal fees, or moving expenses (other than “24(c) Payments”); and

(3)           by reducing or eliminating “24(c) Payments,” such as equity-based compensation and enhancements under any Pension Plans.

The Company has full discretionary authority to determine which payments to reduce within each of the three categories described in the preceding sentence. The Company cannot, however, reduce payments in the second or third category unless all Payments in the preceding category have been eliminated. A “24(c) Payment” is any Agreement Payment or Payments that are permitted to be valued under Treasury Regulation Section 1.280G-1, Q/A-24(c), or any successor provision. All determinations made by the Accounting Firm under this Section 5(iv) shall be binding upon the Company and the Executive, and shall be made within sixty (60) days after Separation from Service. As promptly as practicable following such determination and subject to the payment provisions applicable to all benefits payable under this Agreement, the Company shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement.

(D) While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“OverPayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“UnderPayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an OverPayment has been made, any such OverPayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company (together with interest at the rate provided for in Section 1274(b)(2)(B) of the Code); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and Payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an UnderPayment has occurred, any such UnderPayment shall be promptly paid (subject to the payment provisions applicable to all benefits payable under this Agreement) by the Company to or for the benefit of the Executive (together with interest at the rate provided for in Section 1274(b)(2)(B) of the Code).

(v) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits or otherwise, except to the extent expressly so provided.

6.             Non-Compete and Non-Solicitation.

(i) The Executive acknowledges and agrees that the Company Agreement last executed by the Executive (the “Non-Compete Agreement”) remains in full force and effect in accordance with its terms. The Executive further acknowledges and agrees that the restrictions set forth in the Non-Compete Agreement shall apply and be binding regardless of any changes in the Executive’s position, duties, geographic location, responsibilities or compensation during the Executive’s employment with the Company.

(ii) By accepting this Agreement, the Executive consents to a deduction from any amounts the Company owes the Executive from time to time (including amounts owed to the Executive under this Agreement and any amounts owed to Executive as wages or other compensation, fringe benefits, or vacation pay) any amounts the Executive owes the Company as a result of a monetary award or settlement in favor of the Company arising out of Executive’s breach of the Non-Compete Agreement. Any deductions will be on an after-tax basis. Whether or not amounts are deducted, if the Company does not recover by means of deduction the full amount the Executive owes it, the Executive agrees to pay immediately the unpaid balance to the Company.

7.             Successors; Binding Agreement.

(i) Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company must expressly assume and agree to perform this Agreement in the same manner and to the same extent required if no succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her devisee, legatee or other designee or, if there is no such designee, to his or her estate.

8.             Notice. Notices and all other communications provided for in the Agreement must be in writing and shall be delivered (a) in person, (b) by electronic mail, (c) by an overnight delivery or courier service, or (d) by United States registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the respective addresses on the first page of this Agreement. Notice shall be effective upon receipt if delivered in person, upon the sender’s notification of read receipt email tracking confirmation if by electronic mail, the first business day after delivery if delivered by overnight delivery or courier service, or three (3) business days after mailing if sent by certified or registered mail. Notwithstanding the foregoing sentence, the Company may not, however, notify the Executive that this Agreement will not be renewed by electronic mail. All notices to the Company must be directed to the attention of the Board with a copy to the Secretary of Genzyme Corporation, or to such other address as either party has furnished to the other in writing in accordance with this Agreement. Any notice of change of address will be effective only upon receipt.

9.             Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the officer specifically designated by the Board or the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party has made any agreements or representations, oral or otherwise, express or implied, concerning the subject matter of this Agreement that are not expressly provided in this Agreement. The validity, interpretation, construction and performance of this Agreement is governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles thereof. All references to sections of the Exchange Act, the Code, or the Treas. Regs shall be deemed also to refer to any successor provisions to such sections. Any payments under this Agreement will be paid net of any applicable tax withholding required under federal, state or local law. Sections 5 through 13 of this Agreement will survive the expiration or termination (for any reason) of the term of this Agreement and the termination (for any reason) of the Executive’s employment with the Company and will survive for as long as necessary for any applicable obligations thereunder to be satisfied.

10.          Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.          Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators in the Commonwealth of Massachusetts in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Executive shall be entitled to seek specific performance of his or her right to be paid until the Separation from Service during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes the provisions of all prior agreements (including but not limited to the Prior Agreement, which is of no further force and effect; provided that the Non-Compete Agreement shall remain in full force and effect in accordance with Section 6 hereof), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

14.          Effective Date. This Agreement is effective as of the date first set forth above.

IN WITNESS WHEREOF, the Company, pursuant to due authorization by its Board of Directors, and the Executive have caused this Agreement to be duly executed under seal as of the date first written above.

GENZYME CORPORATION

By:

EXECUTIVE

By: